Exhibit 99.1

Parrey, LLC

Financial Statements

January 3, 2016 and December 28, 2014

(With Independent Auditors’ Report Thereon)

Parrey, LLC

Financial Statements

January 3, 2016 and December 28, 2014

Independent Auditors’ Report

The Member
Parrey, LLC:

We have audited the accompanying financial statements of Parrey, LLC, which comprise the balance sheets as of January 3, 2016 and December 28, 2014, and the related statements of operations, changes in member’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parrey, LLC as of January 3, 2016 and December 28, 2014, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Austin, Texas
May 2, 2016

PARREY, LLC

Balance Sheets

January 3, 2016 and December 28, 2014

	January 3,	December 28,
	2016	2014
Assets
Current assets:
Restricted cash	$654,413	—
Prepaid expenses	68,750	—
Total current assets	723,163	—
Construction in progress	293,192,535	1,976,617
Total assets	$293,915,698	1,976,617
Liabilities and Member’s Equity
Current liabilities:
Related party payable (note 4)	$41,865,052	—
Accrued interest	424,395	—
Accrued liabilities	25,000	—
Total current liabilities	42,314,447	—
Construction loan payable (note 6)	216,691,062	—
Other long-term liabilities	1,226,626	—
Total liabilities	260,232,135	—
Commitments and contingencies (note 5)
Member’s equity	33,683,563	1,976,617
Total liabilities and member’s equity	$293,915,698	1,976,617

See accompanying notes to financial statements.

PARREY, LLC

Statements of Operations

Years ended January 3, 2016 and December 28, 2014

	Year ended
	January 3,	December 28,
	2016	2014
Operating expenses:
Lease expense	$987,397	—
Management fees	58,288	—
Accounting fees	25,000	—
Total expenses	1,070,685	—
Net loss from operations	(1,070,685)	—
Other expenses:
Interest expense	60,636	—
Net loss	$(1,131,321)	—

See accompanying notes to financial statements.

PARREY, LLC

Statements of Changes in Member’s Equity

Years ended January 3, 2016 and December 28, 2014

Member’s
equity
Balance at December 29, 2013	$1,550,286
Net loss	—
Member noncash contributions	426,331
Balance at December 28, 2014	1,976,617
Net loss	(1,131,321)
Member contributions	3,698,141
Member noncash contributions	29,140,126
Balance at January 3, 2016	$33,683,563

See accompanying notes to financial statements.

PARREY, LLC

Statements of Cash Flows

Years ended January 3, 2016 and December 28, 2014

	Year ended
	January 3,	December 28,
	2016	2014
Cash flows from operating activities:
Net loss	$(1,131,321)	—
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Prepaid expenses	(68,750)	—
Accrued liabilities	25,000	—
Other long-term liabilities	312,692	—
Net cash used in operating activities	(862,379)	—
Cash flows from investing activities:
Increase in restricted cash	(654,413)	—
Purchase of construction in progress	(218,872,411)	—
Net cash used in investing activities	(219,526,824)	—
Cash flows from financing activities:
Proceeds from construction loan	216,691,062	—
Member contributions	3,698,141	—
Net cash provided by financing activities	220,389,203	—
Net increase (decrease) in cash	—	—
Cash at beginning of year	—	—
Cash at end of year	$—	—
Supplemental information:
Cash paid for interest	$58,445	—
Noncash transactions:
Purchase of construction in progress is adjusted for the following:
Member contributions	$29,140,126	426,331
Related party payable	41,865,052	—
Asset retirement obligation	913,934	—
Accrued interest	424,395	—
	$72,343,507	426,331

See accompanying notes to financial statements.

(1)	Company Overview

Parrey, LLC (the Company) was formed on October 29, 2008 as a Delaware limited liability company and a wholly owned subsidiary of SunPower Corporation, Systems (SunPower Systems), which itself is a wholly owned subsidiary of SunPower Corporation (SunPower), a vertically integrated solar products and solutions company that designs, manufactures, and delivers high‑performance solar systems worldwide, serving as a one‑stop shop for distributed generation and utility‑scale power plant customers. The Company was formed for the purpose of developing and building a 102 megawatts of AC power (MWac) solar energy project near Lemoore, Kings County, California (the Henrietta Project). On July 20, 2015, the Company entered an agreement to transfer the member interests of the Company from SunPower Systems to Parrey Parent, LLC (the Parent Company), a wholly owned subsidiary of SunPower.

(2)	Summary of Significant Accounting Policies
(a)	Basis of Presentation

The Company’s financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP).

(b)	Fiscal Years

The Company has a 52‑ to 53‑week fiscal year that ends on the Sunday closest to December 31. Accordingly, every fifth or sixth year will be a 53‑week fiscal year. Fiscal 2015 and 2014 were 53‑ and 52‑week fiscal years, respectively. Fiscal 2015 ended on January 3, 2016 and Fiscal 2014 ended on December 28, 2014.

(c)	Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Such estimates include, among others, the estimates for future cash flows and valuation of certain accrued liabilities such as the asset retirement obligation (ARO). Actual results could materially differ from those estimates.

(d)	Cash Equivalents

Highly liquid investments with original maturities of ninety days or less at the date of purchase are considered cash equivalents. There were no cash equivalents as of January 3, 2016 and December 28, 2014.

(e)	Restricted Cash

Pursuant to the Parrey Credit Facility, described in detail at note 6, any borrowed funds not yet utilized for project‑related expenses are restricted, and must be used for defined project development activities.

(f)	Construction in Progress

Construction in progress is composed of costs associated with the development and construction of the Henrietta Project. These costs include costs for leased land, development, and construction. Development costs typically include legal, consulting, permitting, and other similar costs. Construction costs typically include mounting systems, inverters, construction subcontracting, and other similar costs.

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(g)	Impairment of Construction in Progress

The Company evaluates construction in progress for impairment whenever events or changes in circumstances indicate the carrying value of such assets may not be recoverable. Factors considered important that could result in an impairment trigger include significant changes to the pricing of the offtake agreement, the manner of use of acquired assets, and significant changes in environmental, ecological, permitting, or regulatory conditions since the start of development cost overruns. The Company’s impairment evaluation of construction in progress assets includes an analysis of estimated future undiscounted net cash flows expected to be generated by the assets over their remaining estimated useful lives after taking into consideration estimated costs to complete the Construction in Progress. If the Company’s estimate of future undiscounted net cash flows is insufficient to recover the carrying value of the assets over the remaining estimated useful lives, it records an impairment loss in the amount by which the carrying value of the assets exceeds their fair value. Fair value is generally measured based on a discounted cash flow analysis. For the years ended January 3, 2016 and December 28, 2014, the Company did not record any impairment charges because no impairment trigger events occurred.

(h)	Asset Retirement Obligation

The Company leases the land on which the Henrietta Project is located. The lease includes a requirement for the removal of the solar energy system at the end of the term of the agreement. The Company accounts for such obligations or ARO in accordance with U.S. GAAP, which requires that a liability for the fair value of an ARO be recognized in the period in which it is incurred if it can be reasonably estimated with the offsetting, associated asset retirement cost capitalized as part of the carrying amount of construction in progress. Upon being placed in service, the asset retirement cost will be allocated to expense using the effective interest method over the asset’s estimated useful life. The Company has accrued an ARO obligation and related asset of $913,934 and $0 as of January 3, 2016 and December 28, 2014, respectively, which are included in construction in progress and other long‑term liabilities in the Company’s balance sheets.

(i)	Revenue Recognition

After construction is complete, the Company expects the principal revenue generating and business activity to be the delivery of electricity in accordance with the terms of the PPA (as defined in note 3). The Company has determined that the PPA contains an embedded lease in accordance with the guidance provided by the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 840, Leases. The lease embedded within the PPA is classified as an operating lease in accordance with ASC Topic 840. The operating lease payments are contingent on electricity being delivered to the offtaker, and as such are deemed to be contingent rental payments. Revenue will be recognized over the term of the PPA as electricity is delivered to the offtaker, subject to the Company’s determination that collection of the related receivable is probable, persuasive evidence of an arrangement exists, and pricing of the electricity is fixed or determinable.

(j)	Operating Lease

The Company has entered into a ground lease agreement for the right to use the land on which the Henrietta Project is located. Operating lease expense is recognized ratably over the term of the lease. The difference between the actual lease payments and the operating lease expense is included in the Company’s other long-term liabilities and represents a deferred rent liability.

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(k)	Income Taxes

The Company is a single member limited liability corporation, a pass through entity whose operations are included in the consolidated tax filings of its ultimate 100% owner, SunPower. Accordingly, no provision for federal or state income taxes is reflected in the accompanying financial statements.

The Company is required to determine whether a tax position is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement, which could result in the Company recording a tax liability that would reduce net assets. Based on its analysis, the Company has determined that there are no unrecognized tax benefits that would have a material impact on the Company’s financial position or results of operations. The Company is subject to income tax examinations for all periods since inception under the normal statutes.

(l)	Fair Value of Assets and Liabilities

The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying values of restricted cash, prepaid expenses, related party payable, accrued interest, accrued liabilities, and construction loan payable approximate their respective fair values due to their short‑term maturities, except for construction loan payable, in which case the balance approximates its fair value because of the lack of a change in the Company’s credit risk and the variable interest rate structure of the loan.

(m)	Recent Accounting Pronouncements

In February 2016, the FASB issued an update to the lease accounting guidance, which requires the Company to begin recording assets and liabilities arising from leases on the balance sheet. The new guidance will also require significant additional disclosures about the amount, timing and uncertainty of cash flows from leases. This new guidance will be effective for the Company beginning on January 1, 2019 using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply. The Company is currently evaluating the impact of this standard on its financial statements and disclosures.

In May 2014, the FASB issued a new revenue recognition standard based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. In August 2015, the FASB deferred the effective date of this standard for all entities by one year. The new revenue recognition standard becomes effective for the Company in the first quarter of fiscal 2019, and is to be applied retrospectively using one of two prescribed methods. The Company is evaluating the application method and impact on its financial statements and disclosures.

In August 2014, the FASB issued a new standard that provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15,

8	(Continued)

2016. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

(3)	Power Purchase Agreements

On August 16, 2012, the Company entered into a Power Purchase Agreement (PPA) with Pacific Gas and Electric Company (PG&E) for a term of 20 years, which will commence on the Commercial Operation Date, as defined in the PPA. PG&E is obligated to take part of the output of the system at a stipulated price defined in the PPA. The Company expects to begin recognizing revenue from the PPA in 2016 upon the commercial operation of the project asset.

(4)	Related‑Party Transactions
(a)	Engineering, Procurement, and Construction Agreement with SunPower Corporation, Systems

On September 30, 2015, the Company entered into an Engineering, Procurement and Construction Agreement (EPC Agreement) with SunPower Systems for the construction of the Henrietta Project. During construction, SunPower Systems invoices the Company as work is performed in accordance with the EPC Agreement.

The cost of construction in progress has been recorded at its carrying value, which is based upon the contractual amount paid to SunPower Systems. This amount includes a margin for SunPower Systems for system construction efforts.

As of January 3, 2016, the construction has a total anticipated contract value of $304 million, including change orders, which is included in construction in progress to the extent applicable at January 3, 2016. As of January 3, 2016, billings from SunPower Systems total $242.4 million, of which $29.9 million is included as a Related Party Payable to SunPower in the Company’s balance sheets.

(b)	Development Services Agreement

On July 28, 2015, the Company entered into a Development Services Agreement (DSA) with SunPower DevCo, LLC, a wholly owned subsidiary of SunPower, related to the development services SunPower provided to the Company. The Company agreed to pay SunPower a $12 million development fee to be earned by SunPower upon the Company closing a project credit facility, but not payable until the Term Conversion Date or Discharge Date, as defined in the DSA. The Company also agreed to reimburse SunPower for other expenses related to the development services provided. As of January 3, 2016, $12 million is payable to DevCo under this agreement and is included in the related party payable balance of $41.9 million at January 3, 2016.

(c)	Equity Contribution Agreement with SunPower

On October 14, 2015, the Company entered into an Equity Contribution Agreement with the Parent Company. The Contribution Agreement requires the Parent Company to make equity contributions, in order to finance a portion of the cost of developing and constructing the solar energy project and to satisfy certain other conditions under and in accordance with the credit facility (refer to note 6). As of January 3, 2016, the Parent Company has unfunded capital commitments of approximately $151.4 million, which are guaranteed by SunPower.

9	(Continued)

(d)	Operation and Maintenance Services (O&M)

On October 14, 2015, the Company entered into an Operations and Maintenance Agreement (O&M Agreement) with SunPower Systems to provide maintenance for the system. The annual fee is $1.4 million, which shall increase 2.5% annually. The initial term of the O&M Agreement is 5 years, unless terminated, after the Substantial Completion Date as defined in the EPC Agreement. The Company shall have the option to extend the initial term for up to three 5‑year terms. The Company will begin incurring these costs upon commercial operation of the Henrietta Project in 2016.

(e)	Asset Management Fees

On October 14, 2015, the Company entered into a Management Agreement with SunPower Capital Services, LLC, a wholly owned subsidiary of SunPower, to perform management and administrative services. The annual fee is $280 thousand, which shall increase by the greater of 2.5% or the annual increase in the Employment Cost Index. The initial term of the Management Agreement is one year from the date of Financial Closing as defined within the agreement and, unless terminated, shall be automatically extended for an indefinite term. During the fiscal years ending January 3, 2016 and December 28, 2014, management service fees were $58 thousand and $0, respectively, which are included in management fees in the Company’s statements of operations.

(f)	Shared Facilities Agreement

On September 4, 2015, the Company entered into a Shared Facilities Agreement with Java Solar, LLC (Java and, collectively with the Company, the Co‑Tenants), a wholly owned subsidiary of SunPower. The Co‑Tenants are each developing and constructing solar energy projects that share certain easement and permit rights. In addition, the Co‑Tenants will construct, operate and maintain certain common infrastructure facilities, including electrical transmission and communications facilities, access roads, and lay‑down and staging areas. The term of the agreement shall continue until either Co‑Tenant becomes the sole owner of the Shared Assets or the Co‑Tenants mutually agree to terminate the Shared Facilities Agreement. Each Co‑Tenant is solely responsible for the expenses of its solar energy project and its portion of Shared Expenses, as defined in the agreement.

(g)	Liabilities

The Company’s Related Party Payable is due to SunPower Systems and SunPower DevCo, LLC. The amounts are noninterest bearing and not payable on demand. The Related Party Payable related to the EPC Agreement is due with terms of net 30 days or upon final completion, which is expected to be complete within 12 months of the balance sheet date. The Related Party Payable related to the development services fee is not required until the Term Conversion Date or Discharge Date, as defined in the DSA.

(h)	Product Warranties

SunPower as the manufacturer generally warrants the performance of the solar panels at specified levels of power output for 25 years. In addition, long‑term warranties from the original equipment manufacturer of certain system components, such as inverters, are passed through to the Company. Warranties of 25 years from solar panel suppliers are standard in the solar industry, while inverters typically carry warranty periods ranging from 5 to 10 years. In addition, SunPower as provider of engineering, procurement and construction (EPC) services generally warrants the workmanship on installed systems for periods ranging up to 10 years,

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and SunPower as provider of operations and maintenance services also provides system output performance warranties or availability guarantees.

(5)	Commitments and Contingencies
(a)	Land Operating Leases

The Company is a party to various agreements that provide for payments to landowners for the right to use the land upon which the Henrietta Project is located. The Company entered into an exclusive option to lease the land in 2011 and exercised the option in 2015. The term of the ground lease is for 31 years with the initial term expiring December 31, 2045. The Company has the right to extend the lease for two additional terms of 5 years each.

Total land use costs were $1.2 million during the fiscal year ending January 3, 2016, of which $0.2 million is classified as construction in progress in the Company’s balance sheets and $1.0 million is classified as lease expense in the Company’s statements of operations. Total land use costs was $0.4 million during the fiscal year ending December 28, 2014 and was classified as construction in progress in the Company’s balance sheets. As of January 3, 2016 and December 28, 2014, the Company’s deferred rent liability is $0.3 million and $0, respectively, and is included in the other long‑term liabilities in the Company’s balance sheets.

The total minimum lease commitments at January 3, 2016 under these land use agreements are as follows:

2016	$359,218
2017	378,214
2018	647,842
2019	818,270
2020	838,727
Thereafter	29,765,272
Total	$32,807,543

(b)	Legal Proceedings

In the normal course of business, the Company may be notified of possible claims or assessments. The Company will record a provision for these claims when it is both probable that a liability has been incurred and the amount of the loss, or a range of the potential loss, can be reasonably estimated. These provisions are reviewed regularly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information or events pertaining to a particular case. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

(c)	Environmental Contingencies

The Company reviews its obligations as they relate to compliance with environmental laws, including site restoration and remediation. During the fiscal year ending January 3, 2016 and December 28, 2014, there were no known environmental contingencies that required the Company to recognize a liability.

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(6)	Debt Obligations

On October 14, 2015, the Company entered into a $249.0 million credit facility with a syndicate of banks including Santander Bank, N.A., Mizuho Bank, Ltd. and Credit Agricole Corporate & Investment Bank (the Henrietta Credit Facility) in connection with the planned construction of the Henrietta Project.

The Henrietta Credit Facility includes approximately $216.7 million in construction loan commitments and approximately $32.3 million in letter of credit commitments. Principal and accrued interest on the construction loans are convertible into term loans at the Company’s option following the end of the construction period as long as the Company can meet the minimum requirements as defined in the Henrietta Credit Facility. These minimum requirements include delivering evidence of all project permits, achieving commercial operations, providing an updated base case model and additional operational metrics. If converted, the Henrietta Credit Facility matures at the end of the seventh year following the term loan conversion, with semi‑annual principal payments computed on a 19‑year amortization schedule and a balloon payment at maturity. All outstanding indebtedness under the Henrietta Credit Facility may be voluntarily prepaid in whole or in part without premium or penalty, other than customary breakage costs.

Generally, borrowings under the Henrietta Credit Facility will bear interest of (a) with respect to any London Interbank Offered Rate (LIBOR) loan, either 1.625% or 1.875% (until December 31, 2020 and on December 31, 2020, and thereafter, respectively) plus the LIBOR divided by a percentage equal to one minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency liabilities” as specified in Regulation D and (b) with respect to any alternate base rate loan, either 0.625% or 0.875% (until December 31, 2010 and on December 31, 2020, and thereafter, respectively) plus the greater of (1) the prime rate, (2) the Federal Funds rate plus 0.50%, and (3) the one‑month LIBOR plus 1%. From the inception of the loan through the end of fiscal 2015, the Company accrued interest at a rate of approximately 1.9%. In addition, a commitment fee of 0.50% per annum is charged on funds available for borrowing and not borrowed.

The Henrietta Credit Facility is secured by the assets of, and equity in, the Company, but is otherwise nonrecourse to the Parent Company and its affiliates. The Henrietta Credit Facility contains certain affirmative and negative covenants that limit or restrict, subject to certain exceptions, the ability of the Company to do certain things, including the incurrence of indebtedness or liens, payment of dividends, merging or consolidating, transactions with affiliates, or changing the nature of its business. The Company was in compliance with all debt covenants as of January 3, 2016.

As of January 3, 2016, the face value of the outstanding borrowings is $216.7 million. The letters of credit outstanding under the Henrietta Credit Facility as of January 3, 2016 are $32.3 million. Letter of credit fees incurred and expensed related to the Henrietta Credit Facility were immaterial for the fiscal year ending January 3, 2016.

(7)	Subsequent Events

Subsequent events have been evaluated through May 2, 2016, the date the financial statements were available to be issued.

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